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                                                                   EXHIBIT 23.11

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-66207) and related Prospectus of Apartment Investment and Management Company for the registration of Class A Common Stock and to the incorporation by reference therein of our report dated June 26, 1998 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Cirque Apartment Communities included in Apartment Investment and Management Company's Current Report on
Form 8-K dated November 2, 1998 filed with the Securities and Exchange
Commission.


                                                /s/ ERNST & YOUNG LLP
                                                    ERNST & YOUNG LLP



Denver, Colorado
December 3, 1998